Exhibit 99.1

FOR IMMEDIATE RELEASE

APPELLATE COURT UPHOLDS TEJON MOUNTAIN VILLAGE

Court rules in favor of Kern County, Tejon Ranch Company, & DMB Pacific Ventures,

joint developers of Tejon Mountain Village

TEJON RANCH, CA (April 26, 2012) Tejon Ranch Company and its partner, DMB Pacific Ventures, announced today the 5th District Court of Appeals in Fresno has affirmed in its entirety the ruling of Kern County Superior Court Judge Kenneth Twisselman that the County of Kern properly analyzed and evaluated the environmental effects of Tejon Mountain Village. In its unanimous ruling, the court again rejected each and every claim by the opponents, ruling that the environmental impact report for Tejon Mountain Village was adequate.

“Following the December 2010 decision by Judge Twisselman, the 5th District Court of Appeals has further validated both the level of analysis and adherence to the law, as well as the process followed by Kern County leading to the Board of Supervisors’ unanimous approval of this project in October 2009,” said Robert A. Stine, President and CEO of Tejon Ranch Company.

“We are obviously very pleased with the ruling and believe it’s a further affirmation of the quality and environmental sensitivity of Tejon Mountain Village, and again vindicates the outstanding work of Kern County in preparing and evaluating the environmental report,” said Eneas Kane, President and CEO of DMB Pacific Ventures, LLC.

“It took an extraordinary team of professionals to craft the vision and produce such a thorough and comprehensive plan, and the court’s resounding ruling is validation of the level of detail and science-based approach used in designing the community,” said Stine.

“The appellate court’s decision represents a significant step forward in our efforts to achieve our vision for Tejon Mountain Village, which was first approved by the County, then affirmed by the Superior Court, and now reaffirmed at the appellate level – something almost unprecedented in California,” added Kane.

Tejon Mountain Village will play a key role in the overall conservation of Tejon Ranch, and it was an important consideration during negotiations that led to the historic Tejon Ranch Conservation and Land Use Agreement. Under the Agreement, executed in 2008 by Tejon Ranch Company, Natural Resources Defense Council, Sierra Club, Planning and Conservation League, Endangered Habitats League, and Audubon California, the Ranch agreed to conserve up to 90% of its land and establish the Tejon Ranch Conservancy. The sale of homes within Tejon Mountain Village will generate an on-going funding stream for the operation and activities of the independent Tejon Ranch Conservancy.

####

About Tejon Mountain Village

Tejon Mountain Village is located on Tejon Ranch, a 270,000-acre working ranch located about 60 miles north of Los Angeles and 30 miles south of Bakersfield. At more than 26,000 acres, Tejon Mountain Village preserves more than 80 percent of its land as natural open space, making it one of California’s most remarkable, environmentally sensitive mountain resort communities. Tejon Mountain Village is being developed by Tejon Ranch Company and DMB Pacific Ventures, LLC. www.TejonMountainVillage.com.

About DMB Pacific Ventures, LLC

DMB Pacific Ventures LLC is a company formed to manage real estate investments throughout the western United States. More information about DMB Pacific Ventures, LLC can be found online at www.dmbpacificventures.com.

About Tejon Ranch Company

Tejon Ranch Company is listed on the New York Stock Exchange under the symbol TRC. Tejon Ranch is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. More information about Tejon Ranch Company can be found online at www.tejonranch.com.

CONTACT:

David Crowder - (661) 599-9176, Tejon Mountain Village LLC

Barry Zoeller – (661) 663-4212, Tejon Ranch Company.